UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  June 24, 2011

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 24, 2011, NextEra Energy Capital Holdings, Inc. (Capital Holdings), a wholly-owned subsidiary of NextEra Energy, Inc. (NextEra Energy), entered into a 34 billion Japanese Yen principal amount term loan agreement, which amount may be increased up to a maximum aggregate principal amount of 40 billion Japanese Yen, subject to certain terms and conditions of the term loan agreement, to the extent additional commitments are made available by the existing or additional lenders.  On June 30, 2011, Capital Holdings borrowed 34 billion Japanese Yen under this term loan agreement.  The loan bears interest at a variable rate equal to Japanese Yen LIBOR plus a specified margin, payable quarterly, and the principal is due in June 2014.  Immediately upon funding of the loan, Capital Holdings exchanged the Japanese Yen borrowed for United States Dollars (approximately $424 million) and entered into two cross currency basis swaps to hedge against currency movements with respect to both interest and principal payments on the loan.  Payment of the loan is guaranteed by NextEra Energy.  The term loan agreement contains default and associated acceleration provisions relating to the failure to make required payments, NextEra Energy's ratio of funded debt to total capitalization exceeding a stated ratio and certain events in bankruptcy, insolvency or reorganization relating to Capital Holdings or NextEra Energy, as well as failure to comply with other covenants applicable to Capital Holdings and NextEra Energy.  The proceeds from the loan are being used for general corporate purposes.  Prior to entering into the term loan agreement, Capital Holdings prepaid existing Japanese Yen term loans totaling approximately $287 million that were scheduled to mature in December 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  June 30, 2011

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer